Exhibit 8.1

355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
June 3, 2016	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
Redwood Trust, Inc.	London	Singapore
One Belvedere Place, Suite 300	Los Angeles	Tokyo
Mill Valley, California 94941	Madrid	Washington, D.C.
Milan

Re:	Redwood Trust, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to Redwood Trust, Inc., a Maryland corporation (“RWT”), in connection with the registration of shares of common stock of RWT issuable under RWT’s Direct Stock Purchase and Dividend Reinvestment Plan, pursuant to a registration statement on Form S-3 dated May 10, 2016 (such registration statement, together with all exhibits thereto and the documents incorporated by reference therein, the “Registration Statement”) filed by RWT with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a prospectus dated May 10, 2016 (the “Base Prospectus”) and a prospectus supplement dated June 3, 2016 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) filed by RWT with the Commission under the Act.

You have requested our opinion concerning certain of the federal income tax considerations relating to RWT, including with respect to its election to be taxed as a real estate investment trust (“REIT”). This opinion is based on certain assumptions and factual representations concerning the business, assets and governing documents of RWT and its subsidiaries as set forth in the Registration Statement and the Prospectus. We have also been furnished with, and with your consent have relied upon, certain representations made by RWT and its subsidiaries with respect to certain factual matters through a certificate of an officer of RWT, dated as of the date hereof (the “Officer’s Certificate”).

In our capacity as tax counsel to RWT, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In particular, we note that RWT may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. Consequently, we have relied on your representation that the facts, statements, representations, and covenants presented in the above referenced documents and the Officer’s Certificate, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

June 3, 2016

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts and subject to the qualifications, representations, assumptions and limitations set forth herein and in the Registration Statement and the Prospectus, it is our opinion that:

1.	Commencing with RWT’s taxable year ended December 31, 2011, RWT has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable RWT to meet the requirements for qualification and taxation as a REIT under the Code; and

2.	The statements set forth in the Base Prospectus and the Prospectus Supplement under the captions “Material U.S. Federal Income Tax Considerations” and “Supplemental Material U.S. Federal Income Tax Considerations,” respectively, insofar as they purport to describe or summarize certain provisions of the statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prospectus or the Officer’s Certificate may affect the conclusions stated herein. In addition, RWT’s qualification and taxation as a REIT depend upon RWT’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of RWT’s operation for any particular taxable year will satisfy such requirements.

June 3, 2016

This opinion is rendered only to you and is solely for your benefit in connection with the Prospectus upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our sole discretion, provided that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the reference to our firm name in the Prospectus under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP